Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated June 15, 2012 relating to the financial statements of AutoTrader Group, Inc. (formerly AutoTrader.com, Inc.) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for redeemable common stock), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 15, 2012